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                                                                  Exhibit 12


          AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)




                                                        Three Months Ended
                                                             March 31,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $159,920      $129,433
  Interest expense                                     135,556       141,829
  Implicit interest in rents                             4,717         4,627

Total earnings                                        $300,193      $275,889


Fixed charges:
  Interest expense                                    $135,556      $141,829
  Implicit interest in rents                             4,717         4,627

Total fixed charges                                   $140,273      $146,456


Ratio of earnings to fixed charges                        2.14          1.88